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                                                                     EXHIBIT e.2


                SHAREHOLDER AND DISTRIBUTION SERVICES AGREEMENT
                                       OF
                               TIME HORIZON FUNDS


         This Shareholder and Distribution Services Agreement is made as of ___________ __, 1998 between TIME HORIZON FUNDS, a Delaware Business Trust (herein called the "Company"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (herein called "Bank of America").

         WHEREAS, the Company is an open-end, management investment company and is so registered under the Investment Company Act of 1940; and

         WHEREAS, the Company will offer and maintain the following investment portfolios: Portfolio 1, 2, and 3 (each individually a "Portfolio" and collectively the "Portfolios");

         WHEREAS, the Company has approved a Shareholder Service Plan and a Distribution Service Plan and desires to make payments to Bank of America pursuant to the provisions of those plans; and

         WHEREAS, Class B Shares of the Portfolios are sold subject to a contingent deferred sales charge, which the Company desires to have paid to Bank of America.

         NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein the parties hereto agree as follows:

         1. Bank of America agrees to provide certain distribution services as set forth in the Distribution Service Plan in connection with the distribution of Class B shares ("Shares") of one or more of the Portfolios of the Company. In return for such services, the Company will compensate Bank of America for certain expenses incurred in connection with such distribution services including (i) expenses incurred in connection with advertising and marketing of Shares, including but not limited to, advertising or marketing via radio, television, newspapers, magazines, telemarketing or direct mail solicitations; (ii) expenses incurred in connection with preparing, printing and distributing prospectuses for Shares (except those used for regulatory purposes or distribution to existing shareholders of the Company; which is considered a non-12b-1 expense); (iii) periodic payments made by Bank of America to securities dealers, financial institutions or other industry professionals such as investment advisers, accountants and estate planning firms (collectively, "Service Organizations"), for assistance in connection with the distribution (as the Securities and Exchange Commission construes such term under Rule 12b-1) of the shares beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship; and (iv) expenses incurred in implementing and operating the Distribution Service Plan.





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         2.      Bank of America has agreed to provide certain shareholder
services as set forth in the Shareholder Service Plan to Service Organizations and/or beneficial owners of Shares. In return for such services, the Company will compensate Bank of America for certain expenses incurred in connection with such shareholder services including but not limited to shareholder servicing provided at facilities dedicated for Company use, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Portfolios. In addition, the Company will pay Bank of America for fees paid to Service Organizations (which may include Bank of America) for the provision of support services to persons who are the beneficial owners of Portfolio shares ("Clients"). Such services may include: (a) establishing and maintaining accounts and records relating to Clients that invest in Portfolio shares; (b) processing dividend and distribution payments from the Portfolios on behalf of Clients; (c) providing information periodically to Clients regarding their positions in Portfolio shares; (d) arranging for bank wires;
(e) responding to Client inquiries concerning their investments in Portfolio shares; (f) providing the information to the Portfolios necessary for accounting and subaccounting; (g) if required by law, forwarding shareholder communications from the Portfolios (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (h) assisting in processing exchange and redemption requests from Clients; (i) assisting Clients in changing dividend options, account designations and addresses; and (j) providing such other similar services.


         3. Bank of America shall receive and may retain any portion of any contingent deferred sales load which is imposed on redemption of Shares, as set forth in the prospectus, for the shares of the Portfolios.


         4. Bank of America will act solely as agent for, upon the order of, and for the account of, its Clients.


         5. Bank of America will provide at its own expense such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide such services.


         6. For the purposes of this Agreement, neither Bank of America nor any of its officers, employees or agents are authorized to make any representations concerning the Company or the Portfolios except those contained in the Company's then current prospectuses for such shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.


         7. For all purposes of this Agreement, Bank of America will be deemed to be an independent contractor and will have no authority to act as agent for the Company in any matter or in any respect. Bank of America and its employees will, upon request, be available during normal business hours to consult with the Company or its designees concerning the performance of Bank of America's responsibilities under this Agreement.





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         8.      In consideration of the services and facilities provided by
Bank of America hereunder, the Company will pay to Bank of America and Bank of America will accept as full payment therefore, a fee at the annual rate of 1.0% of the average daily net asset value of a Portfolio's Shares, which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 7, the average daily net asset value of the Shares will be computed in the manner specified in the Company's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the Portfolio's Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by the Company, at any time upon notice to Bank of America. Further, the Company may, in its discretion and without notice, suspend or withdraw the sale of Shares of the Portfolios.


         9. Bank of America acknowledges that it will provide to the Company's Board of Trustees, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In connection with such reviews, Bank of America will furnish the Company or its designees with such information as the Company or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of some or all of the services described herein), and will otherwise cooperate with the Company and its designees (including, without limitation, any auditors designated by the Company), in connection with the preparation of reports to the Company's Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.


         10. The Company may enter into other similar Shareholder and Distribution Services Agreements with any other person or persons without the consent of Bank of America.


         11. Bank of America represents, warrants and agrees that (i) the compensation payable to Bank of America hereunder and the receipt of such compensation by Bank of America hereunder, together with any other compensation Bank of America receives from Clients in connection with the investment of their assets in shares of the Portfolios, is permissible under applicable law, including without limitation the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), will be disclosed to Bank of America Clients, will be authorized by Bank of America Clients and will not be excessive or unreasonable; (ii) all authorizations (if any) required for Bank of America lawful execution of this Agreement and Bank of America performance hereunder have been obtained; and (iii) Bank of America is either registered as a transfer agent or broker-dealer pursuant to the Securities Exchange Act of 1934, as amended, and any applicable state securities law, or is not required to do so. Bank of America further agrees to abide by all applicable laws, including without limitation, all applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended and all applicable rules and regulations thereunder.


         12. This Agreement will become effective as of the date set forth above. Unless sooner terminated, this Agreement will continue until October 31, 1998, and thereafter will continue





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automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Company in a manner described in
Section 15. This Agreement is terminable with respect to any Portfolio without penalty, at any time by the Company (which termination may be by vote of a majority of the Disinterested Trustees as defined in Section 14 or by vote of the holders of a majority of the outstanding shares of the Portfolio), by the Company or by Bank of America upon notice to the other party hereto. This Agreement will terminate in the event of its assignment (as defined in the Investment Company Act of 1940).


         13. All notices and other communications to either Bank of America or the Company will be effective upon receipt at such address provided by each party for such purpose.


         14. This Agreement shall be construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflict of laws.


         15. This Agreement has been approved by vote of a majority of (i) the Company's Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Distribution Services Plan regarding the provision of distribution services to the record or beneficial owners of shares or in any agreements related thereto ("Disinterested Trustees") cast in person at a meeting called for the purpose of voting on such approval.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        TIME HORIZON FUNDS,
                                        A DELAWARE BUSINESS TRUST


                                        By:
                                            -----------------------------------
                                            Its
                                               --------------------------------

                                        BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION


                                        By:
                                            -----------------------------------
                                            Its
                                               --------------------------------





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